Exhibit 23(e)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-162327 of our report dated September 2, 2009 relating to the consolidated financial statements of Oncor Electric Delivery Holdings Company LLC (“Oncor Holdings”) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to EFH Corp. completing its merger with Texas Energy Future Merger Sub Corp on October 10, 2007 and Oncor Holdings’ adoption of SFAS 160 on a retrospective basis) appearing in the Prospectus, which is part of such Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Dallas, Texas

October 23, 2009